Exhibit 99.2

D-WAVE SYSTEMS INC.’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations with D-Wave Systems’ audited consolidated financial statements for the year ended December 31, 2021, together with related notes thereto, and unaudited condensed consolidated financial statements for the three and six months ended June 30, 2022, together with related notes thereto, included elsewhere in D-Wave Quantum Inc.’s most recent Quarterly Report on Form 10-Q filed August 26, 2022 (the “Quarterly Report”). The discussion and the analysis should also be read together with the section of the Quarterly Report entitled “Business” and the unaudited pro forma combined financial information as of and for the three and six months ended June 30, 2022, and for the year ended December 31, 2021. The following discussion contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section titled “Risk factors” or in other parts of the Quarterly Report. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. In this section, unless otherwise specified, the terms “we”, “our”, “us” and “D-Wave” refer to D-Wave Systems Inc. and its consolidated subsidiaries. All dollar amounts are expressed in thousands of United States dollars (“$”), unless otherwise indicated.

Overview

D-Wave is a commercial quantum computing company that provides customers with a full suite of professional services and web-based access to its superconducting quantum computer systems and integrated software environment through its cloud service, Leap™ (or “Leap”). Historically, D-Wave has developed its own annealing superconducting quantum computer and associated software, and its current generation quantum system is the D-Wave Advantage™. D-Wave is a leader in the development and delivery of quantum computing systems, software and services, and is the world’s first commercial supplier of quantum computers—and the only company developing both annealing quantum computers and gate-model quantum computers. During the year ended December 31, 2021, D-Wave initiated the development of a gate-model quantum computing system. D-Wave was incorporated under the Business Corporation Act (British Columbia) and is headquartered in Burnaby, British Columbia, Canada.

D-Wave’s business model is focused primarily on generating revenue from providing customers access to our quantum computing systems via the cloud in the form of Quantum Computing as a Service (“QCaaS”) products, and from providing professional services wherein we assist our customers in identifying and implementing quantum computing applications.

During the three months ended June 30, 2022 and 2021, we recognized revenue from our cloud and professional services of $1.4 million and $1.1 million, respectively. During the six months ended June 30, 2022 and 2021, we recognized revenue from our cloud and professional services of $3.1 million and $2.5 million, respectively. We have incurred significant operating losses since inception. For the three months ended June 30, 2022 and 2021, our net loss was $13.2 million and $4.7 million, respectively. For the six months ended June 30, 2022 and 2021, our net loss was $24.8 million and $13.5 million, respectively. We expect to continue to incur significant losses for the foreseeable future as we continue to invest in a number of research and development programs as well as a number of go-to-market initiatives. As of June 30, 2022, we had an accumulated deficit of $350.1 million.

On August 5, 2022, following the Transaction, D-Wave became an indirect subsidiary of D-Wave Quantum Inc., a Delaware corporation organized and existing under the General Corporation Law of the State of the Delaware (the “DGCL”), as further described below.

The Transaction Agreement and PIPE Financing

On February 7, 2022, DPCM and D-Wave entered into a definitive agreement (the “Transaction Agreement”) by and among DPCM Capital, Inc, a Delaware corporation (“DPCM”), D-Wave, D-Wave Quantum, DWSI Holdings Inc., a Delaware corporation and a direct, wholly-owned subsidiary of D-Wave Quantum (“Merger Sub”), DWSI Canada Holdings ULC, a British Columbia unlimited liability company and a direct, wholly-owned subsidiary of D-Wave Quantum (“CallCo”), D-Wave Quantum Technologies Inc., a British Columbia corporation and a direct, wholly-owned subsidiary of CallCo, pursuant to which, among other things: (a) Merger Sub merged with and into DPCM, with DPCM surviving as a direct, wholly-owned subsidiary of D-Wave Quantum, (b) D-Wave Quantum indirectly acquired all of the outstanding share capital of D-Wave and D-Wave became an indirect subsidiary of D-Wave Quantum, with D-Wave Quantum becoming a public company and a registrant with the United States Securities and Exchange Commission (the “SEC”) (the “Transaction”). D-Wave and DPCM believe that the Transaction and related proceeds will result in enhancing D-Wave’s leadership in commercial quantum computing.

While the legal acquirer in the Transaction Agreement is D-Wave Quantum, for financial accounting and reporting purposes under GAAP, D-Wave is the accounting acquirer and the Transaction will be accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting and the financial statements of D-Wave Quantum represent the continuation of our financial statements in many respects. Under this method of accounting, DPCM will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, D-Wave will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of D-Wave (i.e., a capital transaction involving the issuance of stock by D-Wave Quantum for the stock of D-Wave).

Upon consummation of the Transaction and the PIPE Financing, the most significant change in our future reported financial position and results of operations is an increase in cash (as compared to our condensed consolidated balance sheet as of June 30, 2022) of approximately $49.0 million, which includes $40.0 million in gross proceeds from the PIPE Financing. Total direct transaction costs of DPCM and D-Wave paid on August 5, 2022 are approximately $11.5 million, substantially all of which will be recorded as a reduction to additional-paid-in-capital as costs related to the reverse recapitalization. Upon the closing of the Transaction, D-Wave Quantum became the successor to an SEC registrant and has listed the common shares in the stock of D-Wave Quantum and the warrants to purchase common shares in the stock of D-Wave Quantum on the New York Stock Exchange (the “NYSE”) under the ticker symbol “QBTS” and “QBTS.WS,” respectively. Being a public company will require us to hire additional personnel and implement procedures and processes to address applicable regulatory requirements and customary practices. We expect D-Wave Quantum will incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit, legal, and filing fees.

COVID-19 Update

In March 2020, the COVID-19 outbreak was declared a pandemic by the World Health Organization. There are many uncertainties regarding the current pandemic, and we are closely monitoring the impact of the pandemic on all aspects of our business, including how it will impact our employees, suppliers, vendors and business partners.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures may adversely impact our employees and operations and the operations of our suppliers, customers and business partners. In addition, various aspects of our business cannot be conducted remotely. These measures by government authorities may continue to remain in place for a significant period of time and could adversely affect our development plans, sales and marketing activities, and business operations.

The full impact of the COVID-19 pandemic continues to evolve as of the date of this discussion and analysis of our financial condition and results of operations. As such, the full magnitude of the pandemic’s effect on our financial condition, liquidity and future results of operations is uncertain. Management continues to actively monitor our financial condition, liquidity, operations, suppliers, industry and workforce. See “Risk Factors—Risks Related to D-Wave’s Business and Industry—We may in the future be adversely affected by continuation or worsening of the global COVID-19 pandemic, its various strains or future pandemics” in the final prospectus and definitive proxy statement, dated July 13, 2022 (the “Proxy Statement/Prospectus”) filed by D-Wave Quantum with the SEC.

As of June 30, 2022 and December 31, 2021, D-Wave’s financial position, business, results of operation and financial condition were not significantly impacted due to the effects of the COVID-19 outbreak.

Key Components of Results of Operations

Revenue

We currently generate our revenue through subscription sales to access our QCaaS cloud platform; professional services that includes problem evaluation, proof of concept, and pilot applications; training on our quantum computing systems and other revenue derived from the sale of printed circuit boards. QCaaS revenue is recognized on a ratable basis over the contract term, which generally ranges from one month to two years. Professional services revenue is recognized based on the terms of the contract, or based upon the ratio that incurred costs bear to total estimated contract costs. Other revenue is not material and is recognized upon completion. Our contracts with our customers do not, at any time, provide the customer with the right to take possession of the software that runs our cloud platform.

We expect our cloud based recurring QCaaS revenue to increase over time as a function of the increasing number of applications driven by professional services engagements with our customers, as well as by customers that choose to access our Leap cloud service without utilizing our professional services organization.

We expect that there will be a marginal decrease in our cloud based recurring QCaaS revenue as a percentage of total revenue in 2022 when compared to 2021 due to the scaling up of our professional services revenue. In subsequent periods, we expect that the QCaaS revenue as a percentage of total revenue will increase from year to year.

Cost of Revenue

Our cost of revenue consists primarily of all direct and indirect expenses related to providing our QCaaS offering and delivering our professional services, including personnel-related expenses and costs associated with maintaining the cloud platform on which the QCaaS resides. Cost of revenue also includes depreciation and amortization related to our quantum computing systems and related software.

We expect our total cost of revenue to increase in absolute dollars in future periods, corresponding to our anticipated growth in revenue and employee headcount to support our customers and to maintain the QCaaS cloud offering, manufacturing, operations and field service team.

Operating Expenses

Our operating expenses consist of research and development, general and administrative and sales and marketing expenses.

Research and Development

Research and development expenses consist primarily of personnel-related expenses, including salaries, benefits and stock-based compensation for personnel, fabrication costs, lab supplies, and cloud computing resources and allocated facility costs for our research and development functions. Unlike a standard computer, design and development efforts continue throughout the useful life of our quantum computing systems to ensure proper calibration and optimal functionality. Research and development expenses also include purchased hardware components, fabrication and software costs related to quantum computing systems constructed for research purposes that do not have a high probability of providing future economic benefits, and have no alternate future use. We currently do not capitalize any research and development expenditures.

We expect our research and development expenses will increase on an absolute dollar basis for the foreseeable future as we continue to invest in research and development efforts to enhance the functionality of our QCaaS cloud platform, and improve the reliability, availability and scalability of our cloud platform. In addition, research and development costs could increase in absolute dollars if we do not receive government grants and research incentives, which have historically offset a portion of these costs.

General and Administrative

General and administrative expenses consist primarily of personnel-related expenses, including salaries, benefits and stock-based compensation for personnel and outside professional services expenses including legal, audit and accounting services, insurance, other administrative expenses and allocated facility costs for our administrative functions.

We expect our operating expenses to increase in absolute dollars for the foreseeable future as a result of operating as a public company. In particular, we expect our legal, accounting, tax, personnel-related expenses and directors’ and officers’ insurance costs reported within general and administrative expense to increase as we establish more comprehensive compliance and governance functions, increased IT security and compliance, expanded internal controls over financial reporting in accordance with the Sarbanes-Oxley Act of 2002 and prepare and distribute periodic reports as required by the rules and regulations of the SEC. As a result, our historical results of operations may not be indicative of our results of operations in future periods.

Sales and marketing

Sales and marketing expenses consist primarily of personnel-related expenses, including salaries, benefits and stock-based compensation for personnel, direct advertising, marketing and promotional material costs, sales commission expense, consulting fees and allocated facility costs for our sales and marketing functions. We intend to continue to make significant investments in our sales and marketing organization to drive additional revenue, expand our global customer base, and broaden our brand awareness. We expect our sales and marketing expenses to continue to increase in absolute dollars for the foreseeable future.

Other income (expense), net

Our other income (expense), net is primarily comprised of government assistance, gain on settlement of warranty, gain on debt extinguishment, interest income, net and other miscellaneous income and expense unrelated to our core operations.

Results of Operations

The following table sets forth our results of operations for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$1,371	$1,137	$3,083	$2,546
Cost of revenue	586	448	1,169	746

Total gross profit	785	689	1,914	1,800
Operating expenses:
Research and development	7,072	6,291	13,599	12,775
General and administrative	3,959	2,508	7,606	5,030
Sales and marketing	1,739	1,226	3,339	2,296

Total operating expenses	12,770	10,025	24,544	20,101

Loss from operations	(11,985)	(9,336)	(22,630)	(18,301)
Other income (expense):
Interest expense	(1,746)	(207)	(2,538)	(385)
Government assistance	—	4,586	—	4,586
Other income (expense), net	533	289	353	604

Total other income (expense), net	(1,213)	4,668	(2,185)	4,805

Net loss	$(13,198)	$(4,668)	$(24,815)	$(13,496)

Foreign currency translation adjustment, net of tax	32	(38)	(38)	11

Net comprehensive loss	$(13,166)	$(4,706)	$(24,853)	$(13,485)

Comparison of the Three Months Ended June 30, 2022 and 2021

Revenue

Revenue increased $234,000, or 21%, to $1.4 million for the three months ended June 30, 2022 as compared to $1.1 million for the three months ended June 30, 2021. The increase in revenue was driven by an increase in QCaaS revenue of $215,000.

Cost of Revenue

Cost of revenue increased $138,000, or 31%, to $586,000 for the three months ended June 30, 2022 as compared to $448,000 for the three months ended June 30, 2021. The increase in cost of revenue was driven primarily by:

•	An increase in personnel-related costs of $131,000 associated with the growth of our QCaaS revenue during the three months ended June 30, 2022;

•	A decrease in software related costs of $93,000 due to design and implementation changes;

•	An increase of $52,000 related to maintenance and repair of customer systems; and

•	An increase of $46,000 related to the increase of depreciation of customer systems, and travel.

Operating Expenses

Research and Development Expenses

	Three Months Ended June 30,		Change
	2022	2021	Amount	%
Research and development	$7,072	$6,291	$781	12%

Research and development expenses increased by $781,000, or 12% to $7.1 million for the three months ended June 30, 2022 compared to $6.3 million for the three months ended June 30, 2021. The increase in research and development was primarily driven by:

•	An increase in personnel-related costs of $337,000 due to an increase in headcount and which included an increase of $60,000 of stock based-compensation;

•

An increase of $280,000 associated with the increase in fabrication activities necessary for various research and development as we continue to develop new products and enhance existing products, services and technologies; and

•

An increase of $172,000 associated to the increase in computing resources, R&D supplies and the associated freight and custom fees to support the continued development for various research and development activities.

We expect our research and development expenses to increase in absolute dollars as we continue to develop new products and enhance existing products, services, and technologies.

General and Administrative Expenses

	Three Months Ended June 30,		Change
	2022	2021	Amount	%
General and administrative	$3,959	$2,508	$1,451	58%

General and administrative expenses increased $1.5 million, or 58%, to $4.0 million for the three months ended June 30, 2022 as compared to $2.5 million for the three months ended June 30, 2021. The increase was driven primarily by:

•	An increase of $1.0 million in personnel-related expenses due to an increase in headcount and which included an increase of $567,000 in stock-based compensation;

•	An increase of $288,000 in professional services from legal and accounting consultants; and

•	An increase of $112,000 in other expenses.

We expect our general and administrative expenses to increase in absolute dollars as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and the NYSE, additional insurance costs, investor relations activities, and other administrative and professional services.

Sales and Marketing Expenses

	Three Months Ended June 30,		Change
	2022	2021	Amount	%
Sales and marketing	$1,739	$1,226	$513	42%

Sales and marketing expenses increased $513,000, or 42%, to $1.7 million for the three months ended June 30, 2022 as compared to $1.2 million for the three months ended June 30, 2021. The increase was primarily due to:

•	An increase of $301,000 in personnel-related costs due to an increase in headcount and which included an increase of $20,000 in stock-based compensation;

•	An increase of $187,000 in public relations, conferences and promotion expenses; and

•	An increase of $25,000 in other expenses.

We expect our sales and marketing expenses to increase in absolute dollars as we hire additional sales and marketing personnel, expand our sales professional support, and market our QCaaS cloud service offerings to further penetrate the United States and international markets.

Other Income (Expense), net

Interest Expense

	Three Months Ended June 30		Change
	2022	2021	Amount	%
Interest expense	$(1,746)	$(207)	$(1,539)	743%

Interest expense increased $1.5 million or 743%, to $1.7 million for the three months ended June 30, 2022 as compared to $207,000 for the three months ended June 30, 2021. The increase was primarily due to a higher debt balance in the current period compared to the prior period due to a $15.0 million venture loan pursuant to the Venture Loan Agreement (the “Venture Loan”) that became effective on March 3, 2022 and was increased by an additional $5.0 million on June 21, 2022, final payment fee for the Venture Loan of $583,000 as well as an increase in our government loan.

Other income (expense), net

	Three Months Ended June 30		Change
	2022	2021	Amount	%
Other income (expense), net	$533	$289	$244	84%

Other income (expense), increased $244,000 or 84%, to $533,000 for the three months ended June 30, 2022 as compared to $289,000 for the three months ended June 30, 2021. The decrease was largely driven by the net impact of foreign exchange gains and losses that totaled $562,000.

Government assistance

	Three Months Ended June 30		Change
	2022	2021	Amount	%
Government assistance	$—	$4,586	$(4,586)	(100)%

Government assistance decreased by $4.6 million for the three months ended June 30, 2022 when compared to the three months ended June 30, 2021. The decrease was driven by the timing of the deemed interest benefit resulting from the SIF loan, which was recognized in years 2020 and 2021. See Note 3 included in the notes to our unaudited condensed consolidated financial statements for the three and six month periods ended June 30, 2022 included elsewhere in the Quarterly Report for details regarding the government assistance programs.

Comparison of the Six Months Ended June 30, 2022 and 2021

Revenue

Revenue increased $537,000, or 21%, to $3.1 million for the six months ended June 30, 2022 as compared to $2.5 million for the six months ended June 30, 2021. The increase in revenue was primarily driven by an increase in QCaaS revenue of $477,000.

Cost of Revenue

Cost of revenue increased $423,000, or 57%, to $1,169,000 for the six months ended June 30, 2022 as compared to $746,000 for the six months ended June 30, 2021. The increase in cost of revenue was primarily driven by:

•	An increase in personnel-related costs of $290,000 associated with the growth of our QCaaS revenue during the six months ended June 30, 2022;

•	An increase of $118,000 related to software costs;

•	An increase of $67,000 related to the increase of depreciation of customer systems; and

•	An increase of $66,000 related to the related to maintenance and repair of customer systems.

Operating Expenses

Research and Development Expenses

	Six Months ended - June 30th		Change
	2022	2021	Amount	%
Research and development	$13,599	$12,775	$824	6%

Research and development expenses increased by $824,000, or 6% to $13.6 million for the six months ended June 30, 2022 compared to $12.8 million for the six months ended June 30, 2021. The increase in research and development expenses was primarily driven by:

•	An increase in personnel-related costs of $802,000 included an increase of $123,000 in stock based-compensation, and higher salaries due to an increase in headcount;

•	An increase of $155,000 in fabrication costs; and

•	The increases above are partially offset by a decrease of $133,000 in supplies and analytical costs.

We expect our research and development expenses to increase in absolute dollars as we continue to develop new products and enhance existing products, services, and technologies.

General and Administrative Expenses

	Six Months Ended June 30,		Change
	2022	2021	Amount	%
General and administrative	$7,606	$5,030	$2,576	51%

•

General and administrative expenses increased $2.6 million, or 51%, to $7.6 million for the six months ended June 30, 2022 as compared to $5.0 million for the six months ended June 30, 2021. The increase was primarily driven by:

•	An increase of $1.7 million in personnel-related expenses which included an increase of $1.1 million in stock-based compensation, and higher salaries due to an increase in headcount;

•	An increase of $512,000 in professional services from legal and accounting consultants;

•	An increase of $200,000 related to increase from software licensing; and

•	An increase of $188,000 in other expenses.

We expect our general and administrative expenses to increase in absolute dollars as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and the NYSE, additional insurance costs, investor relations activities, and other administrative and professional services.

Sales and Marketing Expenses

	Six Months Ended June 30,		Change
	2022	2021	Amount	%
Sales and marketing	$3,339	$2,296	$1,043	45%

Sales and marketing expenses increased $1.0 million or 45%, to $3.3 million for the six months ended June 30, 2022 as compared to $2.3 million for the six months ended June 30, 2021. The increase was primarily due to:

•	An increase of $721,000 in personnel-related costs which included an increase of $51,000 in stock-based compensation, and higher salaries due to an increase in headcount; and

•	An increase of $298,000 in public relations, conferences and promotion expenses.

We expect our sales and marketing expenses to increase in absolute dollars as we hire additional sales and marketing personnel, expand our sales professional support, and market our QCaaS cloud service offerings to further penetrate the United States and international markets.

Other Income (Expense), net

Interest Expense

	Six Months Ended June 30		Change
	2022	2021	Amount	%
Interest expense	$(2,538)	$(385)	$(2,153)	559%

Interest expense increased $2.2 million or 559%, to $2.5 million for the six months ended June 30, 2022 as compared to $385,000 for the six months ended June 30, 2021. The increase was primarily due to our higher debt balance in the current period compared to the prior period due to a $15.0 million Venture Loan that was closed on March 3, 2022 and was increased by $5.0 million on June 30, 2022, final payment fee on the Venture Loan of $583,000 as well as an increase in our government loan.

Other income (expense), net

	Six Months Ended June 30		Change
	2022	2021	Amount	%
Other income (expense), net	$353	$604	$(251)	(42)%

Other income (expense), net decreased $251,000 or 42%, to $353,000 for the six months ended June 30, 2022 as compared to $604,000 for the six months ended June 30, 2021. The decrease was largely driven by the net impact of foreign exchange gains and losses.

Government assistance

	Six Months Ended June 30		Change
(In thousands)	2022	2021	Amount	%
Government assistance	$—	$4,586	$(4,586)	(100)%

Government assistance decreased $4.6 million to nil for the six months ended June 30, 2022 as compared to $4.6 million for the six months ended June 30, 2021. The decrease was driven by the timing of the deemed interest benefit resulting from the SIF loan, which was recognized in years ended December 31, 2020 and 2021. See Note 3 included in the notes to our unaudited condensed consolidated financial statements for the six month period ended June 30, 2022 included elsewhere in the Quarterly Report for details regarding the government assistance programs.

Liquidity and Capital Resources

We have incurred net losses since inception and experienced negative cash flows from operations. To date, our primary sources of capital have been through private placements of convertible preferred shares, revenue from the sale of our products and services, government assistance and the venture loan. During the six months ended June 30, 2022 and 2021, we incurred net losses of $24.8 million and $13.5 million, respectively. We expect to incur additional losses and higher operating expenses for the foreseeable future as we continue to invest in research and development and go-to-market programs. We have determined that additional financing will be required to fund our operations for the next 12 months and our ability to continue as a going concern is dependent upon obtaining additional capital and financing, including through the consummation of the Transaction. If D-Wave is unable to obtain additional financing, operations may be scaled back or discontinued. These conditions give rise to material uncertainties that may cast substantial doubt on the ability of D-Wave to continue as a going concern.

Our primary uses of cash are to fund our operations as we continue to grow our business. We will require a significant amount of cash for expenditures as we invest in ongoing research and development and business operations. Until such time as we can generate significant revenue from sales of our QCaaS offering and our professional services, we expect to finance our cash needs through public and/or private equity and/or debt financings or other capital sources, including strategic partnerships. However, we may be unable to raise additional funds or enter into such other arrangements, when needed, on favorable terms or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be, or could be, diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common shareholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, or substantially reduce our quantum computing development and go-to-market efforts.

We continue to assess the effect of the COVID-19 pandemic and the Russia/Ukraine crisis on our operations. The extent to which the COVID-19 pandemic will impact our business and operations will depend on future developments that are highly uncertain and cannot be predicted with confidence, such as the continuing spread of the infection, new and emerging variants of the virus, the duration of the pandemic, and the effectiveness of actions taken in the U.S. and other countries to contain and treat the disease. The extent to which the Russia/Ukraine crisis will impact our business and operations will also depend on future developments that are highly uncertain and cannot be predicted with confidence, including restrictive actions that may be taken by the U.S. and/or other countries, such as sanctions or export controls, and the duration of the conflict.

Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors—Risks Related to D-Wave’s Business and Industry” in the Proxy Statement/Prospectus. Our

management believes that the funds available under the Purchase Agreement would be sufficient to fund our operations for at least 18 months, subject to the terms and conditions of the Purchase Agreement.

Venture Loan and Security Agreement

On March 3, 2022, we entered into a Venture Loan Agreement (the “Venture Loan Agreement”), by and between the Borrowers, as defined in the agreement, and PSPIB Unitas Investments II Inc. (“PSPIB”), as the lender. Under the Venture Loan Agreement, term loans in an aggregate principal amount of $25.0 million were made available to the Borrowers in three tranches, subject to certain terms and conditions.

The first tranche in an aggregate principal amount of $15.0 million was advanced on March 3, 2022. The second tranche in an aggregate principal amount of $5.0 million was advanced to D-Wave on June 30, 2022.

The term loans under the Venture Loan Agreement bear interest at a rate equal to the greater of either (i) the Prime Rate (as reported in The Wall Street Journal) plus 7.25%, and (ii) 10.5%. Interest on the outstanding advances is payable monthly, on the first business day of each calendar month through the Maturity Date (as defined in the Venture Loan Agreement).

Final payment fee is 5.0% of the aggregate amount of the term loans made under the Venture Loan Agreement on the earliest of (i) the Maturity Date; (ii) the date that we prepay all of the outstanding aggregate principal amount in full, or (iii) the date the loan payments are accelerated due to an event of default (as defined in the Venture Loan Agreement). In connection with any prepayment of less than all of the outstanding principal balance of the loans, we agreed to pay PSPIB an amount equal to five percent of the principal balance of the loans being prepaid.

The Venture Loan Agreement is secured by a first-priority security interest in substantially all of the Borrower’s assets and contains certain operational covenants. The Borrowers remained in compliance with all covenants under the Venture Loan Agreement for the term of the Venture Loan Agreement. The full text of the Venture Loan Agreement is filed as an exhibit to the Quarterly Report, and such description is qualified in its entirety by the full text of such exhibit.

On August 5, 2022, the Company repaid the Venture Loan including accrued interest totaling $20.8 million. In addition to the $20.8 million, the Company paid a $1.0 million final payment fee to PSPIB.

Cash Flows

The following table sets forth our cash flows for the period indicated:

	Six Months Ended June 30,
	2022	2021
Net cash (used in) provided by:
Operating activities	$(21,499)	$(20,268)
Investing activities	(218)	(1,265)
Financing activities	22,765	13,127
Effect of exchange rate changes on cash and cash equivalent	(65)	262

Net (decrease) increase in cash and cash equivalent	$983	$(8,144)

Cash Flows Used in Operating Activities

Our cash flows from operating activities are significantly affected by the growth of our business, and are primarily related to research and development, sales and marketing and general and administrative activities. Our operating cash flows are also affected by our working capital needs to support growth in personnel-related expenditures and fluctuations in accounts payable, accounts receivable and other current assets and liabilities.

Net cash used in operating activities during the six months ended June 30, 2022 was $21.5 million, resulting primarily from a net loss of $24.8 million, adjusted for non-cash charges of $1.2 million in depreciation and amortization, including amortization of operating right of use assets, $1.6 million in stock-based compensation, $2.4 million of other non-cash charges, and $1.9 million in working capital adjustments.

Net cash used in operating activities during the six months ended June 30, 2021 was $20.3 million, resulting primarily from a net loss of $13.5 million, adjusted for non-cash charges of $1.2 million in depreciation and amortization including amortization of operating right of use assets, $0.3 million in stock-based compensation, $0.6 million of other non-cash charges and $9.0 million in working capital adjustments.

Cash Flows Used in Investing Activities

Net cash used in investing activities during the six months ended June 30, 2022 was $0.2 million, representing additions of $0.2 million in property and equipment primarily related to the development and upgrade of our quantum computing systems.

Net cash used in investing activities during the six months ended June 30, 2021 was $1.3 million representing additions of $1.1 in property and equipment and $0.2 million in software primarily related to the development of our quantum computing systems.

Cash Flows Provided by Financing activities

Net cash provided by financing activities during the six months ended June 30, 2022 was $22.8 million, primarily reflecting proceeds received from the Venture Loan entered into signed on March 3, 2022 for $19.9 million, net proceeds received from government programs (SIF) for $2.7 million and proceeds received from issuance of common stock upon exercise of stock options for $0.1 million.

Net cash provided by financing activities during the six months ended June 30, 2021 was $13.1 million, primarily reflecting net proceeds received from government programs (SIF).

Contractual Obligations and Commitments

The following table summarizes our non-cancellable contractual obligations and other commitments as of December 31, 2021 and the effects that such obligations are expected to have on our liquidity and cash flow for future periods (in thousands):

	Payments due by period (2)
	Total	Less than 1 year	1 - 3 year	4 - 5 year	More than 5 years
Lease commitment (1)	$16,356	$1,687	$2,563	$2,458	$9,648

Total	$16,356	$1,687	$2,563	$2,458	$9,648

(1)	Includes operating lease liabilities for certain of our offices and facilities.
(2)	Excludes the Venture Loan Agreement entered into on March 3, 2022 by and between the Borrowers, and PSPIB, as the lender.

The commitment amounts in the table above are associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts. The table does not include obligations under agreements that we can cancel without a significant penalty.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in foreign currency exchange rates. As of June 30, 2022, we have not, to date, been exposed to material risks given our early stage of operations. We have not engaged in any hedging activities since our inception.

Credit risk

Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. We maintain cash and cash equivalents with major and reputable financial institutions. Deposits held with the financial institutions may exceed the amount of insurance provided by the Canadian Deposit Insurance Corporation on such deposits but may be redeemed upon demand. We perform periodic evaluations of the relative credit standing of the financial institutions. With respect to accounts receivable, we monitor the credit quality of our customers as well as maintain an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make required payments.

Concentration risk

Agreements which potentially subject the Company to concentration risk consist principally of three customer agreements for the three month and six month periods ended June 30, 2022, respectively. During the three month period ended June 30, 2022, the Company earned 17%, 14% and 11% of its total revenue from three customers. During the three month period ended June 30, 2021, the Company earned 18%, 13% and 11% of its total revenue from three customers. During the six month period ended June 30, 2022, the Company earned 15%, 14% and 10% of its total revenue from three customers. During the six month period ended June 30, 2021, the Company earned 20%, 12% and 10% of its total revenue from three customers.

Interest rate risk

We are not currently exposed to significant market risk related to changes in interest rates. As of June 30, 2022, the Company did not have any cash equivalents nor short-term money market funds.

Foreign currency risk

We are not currently exposed to significant market risk related to changes in foreign currency exchange rates. Our operations may be subject to fluctuations in foreign currency exchange rates in the future. Our customers are primarily located in the United States, Japan, Germany and Canada; therefore, foreign exchange risk exposures arise from transactions denominated in currencies other than our functional and reporting currency (United States dollars). To date, a majority of our sales have been denominated in United States dollars and a significant portion of our operating expenses are denominated in Canadian dollars. We also purchase certain of our key manufacturing inputs in Euros. As we expand our presence in international markets, our results of operations and cash flows may increasingly be subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. To date, we have not entered into any hedging arrangements to minimize the impact of these fluctuations in the exchange rates. We will periodically reassess our approach to manage our risk relating to fluctuations in currency rates.

We do not believe that foreign currency risk had a material effect on our business, financial condition, or results of operations during the periods presented.

Inflation risk

Inflation generally affects us by increasing our cost of labor and purchase of materials. We do not believe that inflation had a significant impact on our results of operations for any periods presented in our consolidated financial statements. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs, and our inability or failure to do so could harm our business, financial condition and results of operations.

Concentration of credit risk

We deposit our cash with financial institutions, and, at times, such balances may exceed federally insured limits. Management believes the financial institutions that hold our cash and cash equivalents are financially sound and, accordingly, minimal credit risk exists with respect to cash and cash equivalents.